EXHIBIT 99


                     BRIDGE BANK DIRECTOR DR. FRANCIS HARVEY
                         APPOINTED SECRETARY OF THE ARMY

                       DR. HARVEY TO LEAD ARMY AT PENTAGON


SAN JOSE,  CALIFORNIA - NOVEMBER 17, 2004 -- Bridge  Capital  Holdings  (NASDAQ:
BBNK), whose sole subsidiary is Bridge Bank, National Association, Silicon Valley's newest business bank, announced today that one of its directors, Francis Harvey, Ph.D., has been appointed by President Bush to be the new Secretary of the Army of the United States. The U.S. Senate confirmed Dr. Harvey as the Secretary of the Army on November 16, 2004.

"I am truly honored to be appointed the 19th Secretary of the Army with the opportunity to serve my country during a time of war," stated Dr. Harvey. "The Army faces many challenges as the war on terror is fought and I look forward to working closely with the Army's Chief of Staff as, together, we lead the Army to successfully meet these challenges."

The Secretary of the Army is responsible for, and has the authority under Title 10 of the United States Code to conduct, all affairs of the Department of the Army, including management of the following functions: recruiting, organizing, supplying, equipping, training, and mobilizing Army active and reserve troops. The Secretary manages the Army's $98.5 billion annual budget and more than 1.3 million active duty, National Guard, Army Reserve, and civilian personnel. Additionally, the office of Secretary of the Army is responsible for research and development of new weapons systems, acquisition, auditing, financial management, information management, inspector general, legislative affairs, and public affairs.

In accordance with long established public policy, as a condition of accepting the position of Secretary of the Army, Dr. Harvey is required to sever all direct ties to private industry including his participation as a director of Bridge Capital Holdings and Bridge Bank. Therefore, Dr. Harvey will be departing the Bridge Capital Holdings and Bridge Bank boards concurrent with his appointment and confirmation by the U.S. Senate. In describing Bridge Bank, Dr. Harvey said, " Two words always come to mind `First Class'--a First Class Board, a First Class Management Team, and First Class people. The remarkable record of success the Bank has achieved directly follows. It has been a pleasure to be a part of that success."

"All of us at Bridge Bank are pleased that Fran Harvey has been selected to serve the people of the United States in his very significant new capacity", said Allan C. Kramer, M.D., Chairman of Bridge Bank. "He is an extraordinary individual and an excellent choice to lead the Army in this time of war. We at Bridge Bank wish him well in his great, new challenge."

An engineer with 28 years of industrial experience that focused on the defense industry, Dr. Harvey was Chief Operating Officer of the Industries and Technology Group of Westinghouse Electric Company. He also held the positions of President of Westinghouse's Electronics Systems Group, which was later acquired by Northrop Grumman, as well as the President of their Government and Environmental Services Company. Dr. Harvey is affiliated with The Carlyle Group, serving on the boards of three Carlyle controlled corporations. He was also a White House Fellow in the U.S. Department of Defense in the late 1970s.

During the last seven years Dr. Harvey served on the boards of ten companies. Most recently, he served on the boards of Bridge Bank and Bridge Capital Holdings, Duratek, Inc, where he was Vice Chairman, Kuhlman Electric Corporation, and Gardner Technologies, Inc.

Dr. Harvey is a member of the Board of Regents of Santa Clara University and has been a member of several local nonprofit boards, including the San Jose Museum of Art, San Jose Symphony, and the Campaign Cabinet of the United Way of Santa Clara County. Dr. Harvey earned a BS degree from the University of Notre Dame and a Ph.D. from the University of Pennsylvania.

Bridge Bank obtained charter approval in late 2000. In its first year of operation the bank raised over $33 million of capital, one of the largest capitalizations within that time frame for any bank in California. Bridge Bank has been recognized as one of the fastest growing banks in California as well as the United States. At September 30, 2004, just over three years from it's opening, the Bank reported total assets of $385 million with earnings of $817,000 for the quarter.

Bridge Bank maintains full service regional banking offices in downtown San Jose and Palo Alto, a regional loan production office in Santa Clara for asset-based lending and factoring, and has regional Small Business Administration loan production offices in San Diego, Sacramento, and Fresno to serve the Southern and Central California small business markets. The Bank also holds the prestigious 5-Star rating from BauerFinacial Incorporated, that independent rating firm's highest quality rating for financial institutions.

ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the Web at www.bridgecapitalholdings.com.

ABOUT BRIDGE BANK, N.A.
Bridge Bank is Santa Clara County's newest full-service business bank. The Bank is dedicated to meeting the financial needs of small and middle-market, and emerging technology businesses in the Silicon Valley, Palo Alto, Sacramento, San Diego, and Fresno business communities. Bridge Bank provides clients with a comprehensive package of business banking solutions delivered through experienced and professional bankers. Visit Bridge Bank on the Web at www.bridgebank.com.


                           FORWARD LOOKING STATEMENTS

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; AND (7) FUTURE CREDIT LOSS EXPERIENCE.